Exhibit 99.1

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Consolidated Financial Statements For the Years Ended December 31, 2024 and 2023

Report of Independent Auditors

To the Board of Managers of BlueHalo Financing TopCo, LLC

Opinion

We have audited the accompanying consolidated financial statements of BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC) and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, of changes in redeemable preferred units and member's equity and of cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements").

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a significant outstanding debt obligation that matures within one year of the issuance date of the accompanying consolidated financial statements and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLC

Miami, Florida

March 31, 2025

2

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$20,745	$11,872
Restricted cash	—	212
Billed receivables net of credit losses of $387 and $311 at December 31, 2024 and December 31, 2023, respectively	116,748	70,279
Contract assets	100,736	71,220
Inventory	79,233	36,749
Income taxes receivable	4,210	3,014
Prepaid and other current assets	23,943	10,008
Total current assets	345,615	203,354
Property and equipment, net	111,336	70,154
Operating lease right-of-use assets	76,983	48,222
Goodwill	872,263	400,701
Intangible assets, net	528,816	160,737
Other noncurrent assets	3,200	2,321
Total assets	$1,938,213	$885,489
Liabilities and Member's Equity
Current liabilities
Line of credit	45,000	29,840
Current portion of notes payable	729,384	4,899
Accounts payable	66,379	60,944
Accrued payroll and related liabilities	51,660	27,718
Contract liabilities	44,121	26,889
Current operating lease liabilities	11,450	9,352
Other current liabilities	19,021	5,325
Total current liabilities	967,015	164,967
Non-current portion of notes payable	—	465,722
Related party notes payable	11,000	10,606
Non-current operating lease liabilities	77,675	45,446
Other noncurrent liabilities	1,068	—
Deferred income taxes, net	24,677	276
Total liabilities	1,081,435	687,017
Commitments and contingencies (Note 17)

Mezzanine equity
Preferred units, subject to redemption, 8.1% cumulative dividends; 80,000 units issued and outstanding as of December 31, 2024	91,926	—

Members' equity	764,852	198,472

Total liabilities and members' equity	$1,938,213	$885,489

The accompanying notes are an integral part of these consolidated financial statements.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2024	2023
Revenue
Product sales	$370,827	$325,316
Contract services	423,937	232,206
	794,764	557,522
Cost of revenue (exclusive of depreciation and amortization shown separately below)
Product sales	194,006	166,585
Contract services	255,128	143,764
	449,134	310,349
Selling, general, and administrative	318,427	187,481
Research and development	8,286	11,261
Depreciation and amortization	70,332	44,208
Income (loss) from operations	(51,415)	4,223
Other expense (income)
Other income	(6,946)	(943)
Interest expense	65,329	62,449
Total other expense	58,383	61,506
Loss before income taxes	(109,798)	(57,283)
Income tax expense (benefit)	(32,352)	1,795
Net loss	$(77,446)	$(59,078)

The accompanying notes are an integral part of these consolidated financial statements.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Consolidated Statements of Changes in Redeemable Preferred Units and Member's Equity

(In thousands)

	Redeemable Preferred Units (Note 11)	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance at December 31, 2022	$—	$271,731	$(69,292)	$202,439
Member's contributions	—	52,767	—	52,767
Unit-based compensation	—	2,344	—	2,344
Net loss	—	—	(59,078)	(59,078)
Balance at December 31, 2023	$—	$326,842	$(128,370)	$198,472
Member's contributions	—	88	—	88
Impact of Eqlipse transactions	91,926	637,968	—	729,894
Unit-based compensation	—	5,770	—	5,770
Net loss	—	—	(77,446)	(77,446)
Balance at December 31, 2024	$91,926	$970,668	$(205,816)	$856,778

The accompanying notes are an integral part of these consolidated financial statements.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(77,446)	$(59,078)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	60,602	38,156
Software amortization	9,730	6,052
Amortization of debt issuance costs	5,372	3,525
Unit-based compensation expense	5,770	2,344
Accrued interest on related party notes payable	394	378
Deferred income taxes	(32,266)	457
Non-cash lease expense	(6,152)	8,855
Changes in operating assets and liabilities, net of acquisitions
Contract receivables	(17,600)	(20,716)
Inventory	(1,007)	(21,559)
Income taxes receivable	(1,196)	(1,508)
Prepaid expenses and other assets	1,077	866
Accounts payable and accrued expenses	(5,330)	31,679
Accrued payroll and related liabilities	10,494	4,406
Contract liabilities	1,891	10,463
Operating lease liabilities	6,426	(7,448)
Other liabilities	(10,712)	(7,445)
Net cash used in operating activities	(49,953)	(10,573)
Cash flows from investing activities
Purchase of property and equipment	(50,926)	(34,502)
Cash acquired in Eqlipse acquisition	50,668	—
VideoRay acquisition (net of cash acquired)	(213,092)	—
Verus acquisition (net of cash acquired)	—	(49,542)
Ipsolon acquisition (net of cash acquired)	—	(4,676)
Net cash used in investing activities	(213,350)	(88,720)
Cash flows from financing activities
Borrowings under line of credit	60,000	53,000
Payments under line of credit	(44,840)	(70,161)
Proceeds from term loan	262,500	88,200
Repayments of term loan	(5,784)	(4,799)
Proceeds from member's contributions	88	39,767
Net cash provided by financing activities	271,964	106,007
Net increase (decrease) in cash	8,661	6,714
Cash, cash equivalents and restricted cash, beginning of the year	12,084	5,370
Cash, cash equivalents and restricted cash, end of the year	$20,745	$12,084
Supplemental disclosures of cash flow information
Cash received (paid), net during the year for:
Income taxes	$41	$(4,280)
Interest	$(58,862)	$(56,510)
Supplemental disclosures of non-cash flow information
Noncash purchases of property and equipment	$2,794	$—
Management rollover equity	$—	13,000

The accompanying notes are an integral part of these consolidated financial statements

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Organization

References in this section to “BlueHalo,” “we,” “us,” “our,” and the “Company” are to BlueHalo Financing Holdings, LLC and its consolidated subsidiaries before giving effect to the Eqlipse Transactions (defined below), and to BlueHalo Financing TopCo, LLC and its consolidated subsidiaries after giving effect to the Eqlipse Transactions (defined below) but before giving effect to the potential merger with AeroVironment, Inc. and related transactions, unless the context otherwise requires or as otherwise indicated.

References in this section to “Eqlipse Technologies” or “Eqlipse” are to Eqlipse Technologies Financing Holdings, LLC and its consolidated subsidiaries before giving effect to the Eqlipse Transactions (defined below), unless the context otherwise requires or as otherwise indicated.

BlueHalo is a leading provider of advanced defense and intelligence solutions, specializing in multidomain technologies that address some of the most complex challenges faced by the national security community. With a steadfast commitment to innovation, agility, and customer intimacy, BlueHalo delivers cutting-edge products and solutions across the following key mission areas: Counter-Uncrewed Aerial Systems (C-UAS) & Autonomous Systems, Uncrewed Maritime Systems, Space, Electronic Warfare (EW) & Cyber, and Artificial Intelligence / Machine Learning (AI/ML). BlueHalo’s customers are primarily the U.S. Government and corresponding federal agencies, the Department of Defense (DoD), allied and coalition partners, and commercial clients.

In March 2024, as part of the Eqlipse Transactions (defined below), the Company completed a legal entity reorganization of entities under common control. The reorganization resulted in a change of reporting entity and a recapitalization of the reporting entity’s equity structure. Refer to Eqlipse Transactions and Basis of Presentation within this footnote.

Eqlipse Transactions

Prior to March 1, 2024, the business of BlueHalo was conducted through BlueHalo Financing Holdings, LLC (“BlueHalo Holdings”) and its consolidated subsidiaries. BlueHalo Holdings was wholly owned by BlueHalo Holdings Parent, LLC (“BlueHalo Parent”).

On March 1, 2024, BlueHalo Parent entered into and executed an agreement and plan of merger with Eqlipse Technologies Holdings Parent, LLC (“Eqlipse Parent”), pursuant to which BlueHalo Parent issued equity to acquire Eqlipse Parent and its wholly owned subsidiaries (“Eqlipse Acquisition”) through a series of mergers and entity contributions (collectively with the “Equity Acquisition” or the “Eqlipse Transactions”). As a result of the Eqlipse Transactions, Eqlipse Technologies, previously a wholly owned subsidiary of Eqlipse Parent (i) became a direct wholly owned subsidiary of BlueHalo Parent (ii) became the sole member of BlueHalo Holdings through the issuance of 1,092,493 common units of Eqlipse Technologies in exchange for the 100 membership units of BlueHalo Holdings owned by BlueHalo Parent and (iii) was renamed to BlueHalo Financing TopCo, LLC (“BlueHalo TopCo”).

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

AeroVironment, Inc. Acquisition of BlueHalo

On November 18, 2024, the Company and AeroVironment, Inc. (“AeroVironment” or “AV”) entered into a definitive merger agreement, under which AV will acquire the Company in an all-stock transaction with an enterprise value of approximately $4.1 billion.

The transaction is expected to close in the first half of calendar 2025, subject to regulatory and AV shareholder approvals, as well as other customary closing conditions. Per the terms of the merger agreement, AV will issue approximately 18.5 million shares of AV common stock to BlueHalo Parent. Following the close of the transaction and based on AV’s shares outstanding as of November 18, 2024, AV’s shareholders will own approximately 60.5% of the combined company and BlueHalo’s equity holders will own approximately 39.5%, subject to closing adjustments.

Going Concern

In accordance with the accounting guidance related to the presentation of financial statements, when preparing financial statements for each annual reporting period, management evaluates whether there are conditions or events that, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. In making its assessment, management considered the Company’s current financial condition and liquidity sources including current funds available, forecasted future cash flows and conditional and unconditional obligations due over the next twelve months.

As described further in Note 8. Notes Payable, the Company has a significant outstanding debt obligation that matures within one year of the issuance date of these Consolidated Financial Statements. The Company currently does not have committed financing or available liquidity to meet such debt obligations if they were to become due in accordance with their current terms. While the Company has a history of refinancing its debt and amending its debt agreements, and there are no indicators it would not be able to refinance again, management cannot provide any assurance that new financing will be available to us on commercially acceptable terms. Because of the uncertainty in refinancing the outstanding debt, management concluded that substantial doubt exists with respect to the Company's ability to continue as a going concern within one year after the date that these Consolidated Financial Statements are issued.

Management expects the outstanding debt to be restructured, repaid or refinanced as part of the transaction with AeroVironment, which is expected to close in the first half of 2025, prior to the Company’s debt maturity date for the Company’s outstanding debt. AeroVironment has secured committed debt financing which, together with cash available under its revolving credit facility, our management expects will be sufficient to repay our outstanding debt at closing, however management cannot provide any assurance that the transaction with AeroVironment will close prior to the maturity date for our outstanding debt. Irrespective of the transaction with AeroVironment, the Company continues to work with its current lenders in order to refinance the outstanding debt prior to the maturity date in 2025.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Any reference in these notes to applicable guidance is meant to refer to authoritative U.S. GAAP as found in Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Business Combination

BlueHalo accounted for the Eqlipse Acquisition as a business combination in accordance with ASC 805, Business Combinations. Refer to Note 2. Acquisitions for further information on the business combination accounting for the Eqlipse Acquisition.

Common Control Transaction

The reorganization transactions subsequent to the Eqlipse Acquisition were accounted for as transactions between entities under common control which resulted in a change in reporting entity and required retrospective combination of the entities from the inception of common control. As common control of the entities was established on March 1, 2024, the Company assessed and determined that Bluehalo Holdings was the receiving entity for accounting purposes in contemplation of the common control transactions because it was under common control of BlueHalo Parent first. These common control reorganization events are accounted for akin to a reverse recapitalization with the combined entity representing a continuation of the consolidated financial results of BlueHalo adjusted for the Eqlipse Transactions on March 1, 2024, the date common control was established.

Significant Accounting Policies

The significant accounting policies followed by the Company are described below.

Principles of Consolidation

All intercompany balances and transactions have been eliminated in consolidation. The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. GAAP.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates under different assumptions or conditions. Significant items subject to such estimates and assumptions include, but are not limited to, the allowance for credit losses, determination of revenue recognition under Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contract with Customers, and the related amendments, fair value of incentive units, and valuation of common and preferred units, unit-based compensation, intangible assets, and goodwill.

The Company evaluates estimates based on historical and anticipated results, trends, and various other assumptions. The Company assesses these estimates on a regular basis; however, actual results could differ from these estimates.

Operating Cycle

The Company’s operating cycle for long-term contracts may be greater than one year and is measured by the average time intervening between the inception and the completion of those contracts. Contract-related assets and liabilities are classified as current assets and current liabilities.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Revenue Recognition

The Company's revenues from contracts with customers are derived from offerings that include services and related products primarily to the U.S. Government and its agencies, and subcontractors. The Company also serves domestic commercial customers.

The Company utilized ASC 606, which requires revenue to be recognized in a manner that depicts the transfer of goods or services to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. The majority of the Company’s contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and is, therefore, not distinct. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using management’s best estimate of the standalone selling price of each distinct good or service in the contract. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Company forecasts expected costs of satisfying a performance obligation and then adding an appropriate margin for that distinct good or service.

The Company generates revenue under the following basic types of contracts:

●	Cost-Reimbursable Contracts: Under cost-reimbursable contracts, the contracts provide for the payment of allowable costs incurred during performance of the contract, up to a ceiling based on the amount that has been funded by the U.S. Government, plus a fixed fee, incentive fee or award fee.

●	Time-and-Materials Contracts: Under contracts in this category, the Company charges a fixed hourly rate for each direct labor hour expended and is reimbursed for billable material costs and billable out-of-pocket expenses inclusive of allocable indirect costs. The Company assumes the financial risk on time-and-materials contracts because costs of performance may exceed negotiated hourly rates.

●	Fixed-Price Contracts: Under a fixed-price contract, the Company performs the specified work for a predetermined price. To the extent actual direct and allocated indirect costs differ from the estimates upon which the price was negotiated, the Company will generate more or less profit, respectively, or could incur a loss.

The Company recognizes revenue over time when there is a continuous transfer of control to the customer. When control is transferred over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Based on the nature of the products and services provided in the contract, the Company uses judgment to determine if an input measure or output measure best depicts the transfer of control over time.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

For service contracts, the Company typically satisfies performance obligations as services are rendered. The Company typically uses a cost-based input method to measure progress. Revenue is recognized proportionally as contract costs are incurred plus estimated fees. For time-and-material contracts, the Company applies the right-to- invoice practical expedient, in which the Company bills the customer per labor hour and per material, and revenue is recognized in the amount invoiced since the amount corresponds directly to the value of performance to date. For some service contracts, a time-elapsed output method is used to measure progress, and revenue is recognized straight-line over the term of the contract.

If a contract does not meet the criteria for recognizing revenue over time, revenue is recognized at a point in time. Revenue that is recognized at a point in time is for the sale of products and software licenses. Revenue on these contracts is recognized at the point in time when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer. The Company considers control to be transferred when it has a present right to payment and the customer has legal title.

For contracts with customers involving the sale of software and related services, revenue is recognized when, or as, performance obligations under a contract are satisfied. Generally, this occurs with the transfer of control of the Company’s software or professional services. Control of a promised good or service may be transferred to a customer either at a point in time or over time, which affects the timing of revenue recognition. The Company generates revenue from arrangements that may include one or more of the following elements: (i) hardware appliances, (ii) perpetual software licenses, (iii) term software licenses, (iv) post-contract support and maintenance (“PCS”) for hardware and perpetual license software, (v) implementation and configuration, and (vi) professional services.

The nature of the Company’s contracts gives rise to several types of variable consideration, including award fees, incentive fees, requests for equitable adjustments, and unpriced change orders. The Company provides its best estimate of variable consideration when determining the transaction price. The estimate of variable consideration should be based on the most likely outcome in a specific contract. Variable consideration should not be included if the criterion for achievement is subjective or not defined, the business has experienced poor performance or write downs on similar contracts with variable consideration, or the amount is subject to market volatility.

Contract modifications are routine in the performance of contracts. Contracts are often modified to account for changes in contract specifications or requirements. In most instances, contract modifications are for goods or services that are not distinct and, therefore, are accounted for as part of the existing contract. The effect of a contract modification on the transaction price and the measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue and profit cumulatively. Furthermore, since a significant change in one or more estimates could affect the profitability of contracts, the Company regularly reviews and updates its contract-related estimates. Changes in cumulative revenue estimates, due to changes in the estimated transaction price or cost estimates including defining contracts, are recorded using a cumulative catch-up adjustment in the period identified. The Company recognizes adjustments in estimated profit on contracts in the period in which the change is identified. The impact of adjustments in contract estimates can be reflected in either revenue or operating expenses in the Consolidated Statements of Operations.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Accounting for long-term contracts involves the use of various techniques to estimate total contract revenue and costs. Contract estimates are based on various assumptions to project the outcome of future events that often span several years. These assumptions include labor productivity and availability; the complexity of the work to be performed; the cost and availability of materials; the performance of subcontractors; and the availability and timing of funding from the customer. When estimates of total costs to be incurred on a contract exceed total estimates of the transaction price, a provision for the entire loss is determined at the contract level and is recorded in the period in which the loss is determined.

For arrangements with the U.S. Government, work on contracts generally does not begin until funding is appropriated by the customer. Billing timetables and payment terms on contracts vary based on a number of factors, including the contract type. Typical payment terms under fixed-price contracts with the U.S. Government provide that the customer pays either based on the achievement of contract milestones or progress payments based on a percentage of costs that are incurred. For certain contracts, the Company may receive advance payments prior to commencement of work, as well as milestone payments that are paid in accordance with the terms of the contract as work is performed. The Company recognizes a liability for payments in excess of revenue recognized, which is presented as a contract liability on the Consolidated Balance Sheets. The portion of payments retained by the customer until final contract settlement is not considered a significant financing component because the intent is to protect the customer from the Company’s failure to adequately complete some or all of the obligations under the contract. Payments received from customers in advance of revenue recognition are not considered to be significant financing components because they are used to meet working capital demands that can be higher in the early stages of a contract.

Multiple agencies of the U.S. Government directly or indirectly provided the majority of the Company’s contract revenue during the years ended December 31, 2024 and 2023.

Costs to Fulfill a Contract with a Customer

The Company recognizes assets for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy performance obligations, and are expected to be recovered in accordance with ASC 340-40, Other Assets and Deferred Costs: Contracts with Customers. The assets related to costs to fulfill contracts with customers are capitalized and amortized over the period the related performance obligations are satisfied.

Cost of Revenue

Costs of revenue include all direct contract costs, as well as indirect overhead costs (excluding depreciation and amortization) that are allowable and allocable to contracts under federal procurement standards. Contract costs generally include direct costs such as materials, labor, subcontract costs and indirect costs identifiable with or allocable to a specific contract. Costs are expensed as incurred except for costs incurred to fulfill a contract (excluding bid and proposal costs), which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts. Contract costs incurred for U.S. Government contracts, including indirect costs, are subject to audit and adjustment by the Defense Contract Audit Agency or other cognizant audit agency. The cost audits result in the negotiation and determination of the final indirect cost rates that the Company may use for the period(s) audited. The final rates, if different from the provisional rates, may create an additional receivable or liability for the Company. Contract revenue has been recorded in amounts that are expected to be realized upon final settlement.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Selling, general, and administrative

Selling, general, and administrative expenses (“SG&A”) include fringe benefits, other expenses related to selling, marketing and proposal activities, and other administrative costs.

Research and Development

Research and development costs are expensed in the year incurred. These costs totaled $8.3 million and $11.3 million, for the years ended December 31, 2024 and 2023 respectively.

Cash Equivalents

The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are comprised of money market funds.

Restricted Cash

The Company’s restricted cash consists of cash that the Company is contractually obligated to maintain in accordance with a self-insured medical plan for one of its subsidiaries. Under the terms of the plan, the Company contributes to a bank account in its name based on amounts determined by a third-party administrator. The funds in this account are used to pay claims under the medical plan and are included in restricted cash on the Consolidated Balance Sheets.

Contract Receivables

Contract receivables consist of billed receivables and contract assets. Billed receivables represent the Company’s unconditional right to consideration under the contract and include the amounts billed and currently due from customers.

Billed receivables are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on billed receivables; however, federal governmental agencies generally pay interest on invoices outstanding more than 30 days.

Contract assets are primarily comprised of unbilled receivables which consists of revenue connected to the satisfaction or partial satisfaction of performance obligations which have not yet been billed or are due to timings of billings and revenues recognized on certain contracts, customer advances and progress payments, contract retentions, and indirect rate variances. Contract assets also include certain estimates of variable consideration. These contract assets are not considered a significant financing component of the Company’s contracts as the payment terms are intended to protect the customer in the event the Company does not perform on its obligations under the contract.

An estimated credit loss for uncollectible accounts is determined based on management’s consideration of trends in the actual and forecasted credit quality of customers, including delinquency and payment history; type of customer, such as a government agency or a commercial sector customer; and general economic and industry conditions that may affect customers’ ability to pay. In 2024, the total amount of credit losses tied to trade receivables was immaterial.

Inventory

Inventory is stated at the lower of cost or net realizable value with cost being determined using the first-in, first-out method. Inventory consists primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records adjustments as required. Inventory write-offs and write-down provisions are provided to cover risks arising from slow-moving items or technological obsolescence and for market prices lower than cost. The Company periodically evaluates the quantities on hand relative to current and historical selling prices and historical and projected sales volume. Based on this evaluation, provisions are made to write inventory down to its net realizable value.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Property and Equipment

Property and equipment is stated at cost. Depreciation of property and equipment, including amortization of leasehold improvements, are provided using the straight-line method over the following estimated useful lives:

Computer hardware	3 – 5 years
Computer software	3 – 5 years
Facilities & equipment	5 – 10 years
Laboratory equipment	5 – 10 years
Automobiles	7 – 10 years
Leasehold improvements	Shorter of lease term or useful life

Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired, or otherwise disposed of, the cost and accumulated depreciation and amortization is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

The Company reviews the carrying value of its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No indicators of impairment were identified as of December 31, 2024 and 2023.

Internally Developed Software

The Company accounts for software development costs in accordance with ASC 985-20, Costs of Software to Be Sold, Leased, or Marketed, which requires product development costs to be charged to research and development expense accounts; expensed as incurred until technological feasibility is attained and all other research and development activities for the product have been completed. Technological feasibility is attained when the Company has completed the planning, design, and testing phase of development and has determined the product viable for its intended use, which typically occurs when beta testing commences.

Capitalized costs for those products that are cancelled or abandoned are charged to impairment expense in the period of cancellation. Commencing upon product release, capitalized software development costs are amortized based on the straight-line method over 4 years.

The Company evaluates the future recoverability of capitalized software development costs on an annual basis. For products that have been released in prior years, the primary evaluation criterion is ongoing relations with the customer. No indicators of impairment were identified as of December 31, 2024 and 2023. Capitalized software is included within property and equipment, net, in the accompanying Consolidated Balance Sheets.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Business Combinations

The Company accounts for acquisitions of entities that consist of inputs and processes that have the ability to contribute to the creation of outputs as business combinations. The Company allocates the purchase price of the acquisition to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition related expenses and integration costs are expensed as incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of a company acquired over the fair value of the net identifiable assets acquired and liabilities assumed. Goodwill is tested at the reporting unit level for impairment annually during the fourth quarter of the Company’s fiscal year or when events or circumstances change in a manner that indicates goodwill might be impaired. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business or political climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends or significant underperformance relative to projected future results of operations. As of December 31, 2024 and 2023, there were no events that triggered an additional goodwill impairment analysis. The Company did not identify any goodwill impairment after completing the annual impairment test.

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. Intangible assets are measured at fair value and are comprised of customer relationship intangibles, developed technology, and backlog. The fair value attributed to the intangible assets acquired was based on assumptions and other information compiled by management, including various objective valuation techniques. Amortization of these intangible assets is computed using the straight-line method over the estimated useful lives as follows:

Customer relationships	1 – 11 years
Developed technology	6 – 9 years
Backlog	1 – 2 years
Trademark	10 – 20 years

The Company reviews all intangibles assets for impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. Based on management’s assessment, there was no impairment at December 31, 2024 and 2023.

Unit-Based Compensation

The Company recognizes unit-based compensation expense for employees and non- employees based on the grant-date fair value of Incentive Unit awards over the applicable service period. For awards that vest based on continued service, unit-based compensation cost is recognized on a straight-line basis over the requisite service period. For awards with performance vesting conditions, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved. Forfeitures are accounted for in the period in which they occur. The grant date fair value of Incentive Unit awards that contain service or performance conditions is estimated using the Black-Scholes pricing model, which requires inputs based on certain subjective assumptions, including the expected unit price volatility, the expected term of the unit, the risk-free interest rate for a period that approximates the expected term of the units and the Company’s expected dividend yield. Unit-based compensation expense is included within selling, general, and administrative expenses in the Consolidated Statements of Operations.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Debt Issuance Costs

Debt issuance costs are comprised of fees incurred by the Company in connection with obtaining the notes payable (Note 8. Notes Payable) and are amortized using the straight-line method, which approximates the effective interest method, over the terms of the related loans, with amortization included in interest expense in the accompanying Consolidated Statements of Operations. Debt issuance costs, which are presented as a reduction of notes payable in the accompanying Consolidated Balance Sheets totaled $6.70 million and $8.74 million, net of amortization, as of December 31, 2024 and 2023, respectively.

During the years ended December 31, 2024 and 2023 amortization expense of debt issuance costs totaled $5.37 million and $3.53 million respectively.

Contract Liabilities

Contract liabilities are equivalent to advance payments and billings in excess of revenues recognized in the Consolidated Balance Sheets. Certain customers make advance payments prior to the Company’s satisfaction of its performance obligations on the contract. These amounts are recorded as contract liabilities until such obligations are satisfied, either over time as costs are incurred or at a point in time when deliveries are made. Contract liabilities are not a significant financing component because they are used to meet working capital demands that can be higher in the early stages of a contract. The Company anticipates that substantially all of such amounts will be earned as revenue within one year when the performance obligation is satisfied.

Leases

The Company enters into contractual lease arrangements primarily for the use of real estate facilities. The Company leases office space under the terms of non-cancelable operating leases that expire at various dates through December 2036. The Company determines if a contract contains a lease at inception based on whether it conveys the right to control the use of an identified asset and whether the lease should be classified as an operating or financing lease. As of December 31, 2024 and 2023, all of the Company's leases are classified as operating leases.

The Company records operating leases as right-of-use (ROU) assets, current operating lease liabilities and non-current operating lease liabilities in the Consolidated Balance Sheets. Lease expenses are recorded within selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations. Operating lease payments are presented within operating cash flows in the Consolidated Statements of Cash Flows.

Operating lease right-of-use assets and operating lease liabilities are recognized based on the net present value of future minimum lease payments over the lease term starting on the commencement date. The initial lease liability is equal to the present value of the future minimum lease payments over the lease term. The initial measurement of the right- of-use asset is equal to the initial lease liability plus any initial direct costs and prepaid lease payments, less any lease incentives. The Company generally is not able to determine the rate implicit in its leases and, as such, applies an incremental borrowing rate based on the Company's cost of borrowing for the relevant terms of each lease.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Operating lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company’s leases have remaining lease terms that range from less than one year to eleven years, some of which may include options to extend or terminate a lease if it is reasonably certain that the company will exercise such options. The Company has elected the practical expedient to not separate lease components from non-lease components, and also has elected not to record a right-of-use asset or lease liability for leases which, at inception, have a term of twelve months or less. Variable lease expenses are generally recorded in the period they are incurred and are excluded from the ROU assets and lease liability.

The Company does not have any material restrictions or covenants in its lease agreements or residual value guarantees.

Income Taxes

BlueHalo Financing TopCo, LLC is a limited liability company for federal income tax purposes and has elected to be treated as a C Corporation.

Prior to the Eqlipse Acquisition, BlueHalo Financing Holdings, LLC was a limited liability company for federal income tax purposes and has elected to be treated as a C Corporation. Verus Technology Group, Inc. and Ipsolon Research, Inc. are also treated as C Corporations. As such, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BlueHalo Global Holdings, LLC, BlueHalo, ATA, Brilligent, Base2, Citadel and Asymmetrik (all wholly owned subsidiaries) are single member limited liability companies and are disregarded for income tax purposes. As such, these entities are generally not subject to individual corporate income taxes as the income, deductions, credits and other tax attributes of each company are combined for tax reporting purposes with BlueHalo Financing Holdings, LLC.

The Company is subject to income taxes in U.S. federal jurisdictions and various state jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require significant judgment to apply. The Company recognizes tax liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. Management has evaluated the Company’s tax positions and has concluded that the Company has taken no uncertain tax positions that require adjustment to the Consolidated Financial Statements. The Company is generally no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for the years ended December 31, 2020 and prior.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Observable inputs (other than level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of December 31, 2024 and 2023, the fair value of the Company’s cash and cash equivalents, restricted cash, contract receivables, accounts payable and accrued expenses, accrued payroll and related liabilities, and contract liabilities approximate their carrying amounts due to the relatively short maturity of these items.

Certain non-financial assets, such as intangible assets, right of use assets, and property and equipment, are measured at fair value on a non-recurring basis and are adjusted to fair value only if an impairment charge is recognized. Such fair value measures are considered to be within the Level 3 valuation hierarchy due to the subjective nature of the unobservable inputs used.

Concentrations of Credit Risk and Significant Customers

The Company’s assets that are exposed to credit risk consist primarily of cash and cash equivalents and billed receivables.

Cash and cash equivalents are maintained at accredited financial institutions. Bank accounts in the United States are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000 and, at times, balances may exceed federally insured limits. As of December 31, 2024 and 2023, the Company's primary operating accounts significantly exceeded federally insured limits. The Company has never experienced any losses related to these balances. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023, one customer accounted for 16.7%, and 15.7%, respectively, of total revenue.

The Company’s billed receivables consist primarily of amounts due from various agencies of the federal government or prime contractors doing business with the federal government. All operations of the Company are in the United States. In the aggregate, the majority of receivables came from agencies of the U.S. Government. Historically, the Company has not experienced significant losses related to billed receivables and since the receivables are primarily with the U.S. Government, the Company believes that the credit risk related to billed receivables is minimal.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued Accounting Standards Updated (“ASU”) 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which is intended to enhance the transparency and usefulness of income tax disclosures through improved reporting related to the rate reconciliation and income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in the Consolidated Financial Statements.

In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses, which requires disclosures about the nature of expenses presented on the face of the income statement. The guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in the Consolidated Financial Statements.

The Company has assessed other accounting pronouncements issued or effective through the issuance date of these Consolidated Financial Statements and for the years ended December 31, 2024 and 2023 and deemed they were not applicable to the Company or are not anticipated to have a material effect on the Consolidated Financial Statements.

2.	Acquisitions

Eqlipse Technologies, LLC Acquisition

On March 1, 2024, BlueHalo Parent completed the Eqlipse Acquisition with Eqlipse Parent.

Eqlipse Parent and Eqlipse Technologies and its subsidiaries, is a leading provider of differentiated products and solutions to the Department of Defense and intelligence community. Eqlipse Technologies’ high-end technical talent and suite of innovative products will enable BlueHalo to deliver enhanced scale and broader capabilities to its customers, accelerating the development and fielding of its advanced defense technologies.

BlueHalo Parent accounted for the transaction as a business combination in accordance with ASC 805, Business Combinations in which BlueHalo Parent was the accounting acquirer. BlueHalo Parent was determined to be the accounting acquirer due to its size relative to Eqlipse Parent, and BlueHalo Parent’s management retaining its positions in the continuing entity.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

BlueHalo Parent’s total consideration transferred to acquire Eqlipse Parent was $729.9 million, as summarized below (in thousands):

Fair Value
Preferred Units	$183,580
Common Units	545,119
Restricted Common Units	1,195
Total	$729,894

The purchase price was allocated to assets acquired and liabilities assumed based on an evaluation of their respective fair values at the acquisition date. The following table summarizes the acquisition date fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Fair Value
Cash and cash equivalents	$50,668
Billed receivables	32,726
Contract assets	15,718
Inventory	23,399
Prepaid and other current assets	12,530
Property and equipment	8,181
Operating lease right-of-use assets	23,230
Intangible assets	343,300
Other noncurrent assets	1,003
Total assets acquired	$510,755
Accounts payable	9,598
Accrued payroll and related liabilities	11,317
Contract liabilities	15,342
Other current liabilities	13,829
Current operating lease liabilities	3,044
Noncurrent operating lease liabilities	25,477
Deferred tax liability	56,665
Other noncurrent liabilities	1,050
Total liabilities assumed	136,322
Other current liabilities	469,102
Net assets acquired	$374,433
Total consideration transferred	$729,894
Goodwill	$355,461

The identifiable intangible assets include customer relationships of $267.3 million with a remaining useful life of 20 years, developed technology of $74.1 million with a remaining useful life of 10-15 years, and trademark of $1.9 million with a remaining useful life of 1 year. The fair value of the intangibles assets was determined using a discounted cash flow analysis, which were based on the Company’s preliminary estimates of future sales, earnings and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

The amounts above reflect management’s preliminary estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed based on a valuation performed using currently available information. Any necessary adjustments will be finalized within one year from the date of acquisition.

The goodwill represents the value attributable to new and unidentifiable contracts and customers, as well as expanded market opportunities. Goodwill related to this combination is not deductible for tax purposes.

As of the acquisition date, Eqlipse Technologies had twelve real estate leases, classified as operating leases and similar in nature to the Company’s existing lease portfolio. Recognition of Eqlipse Technologies leases resulted in an incremental right of use (ROU) asset of $23.2 million and ROU liability of $28.5 million.

The results of operations of Eqlipse have been included in the accompanying consolidated financial statements since the effective date of the acquisition. Eqlipse contributed $239.2 million of revenue and $12.7 million of net income for the year ended December 31, 2024.

BlueHalo Parent incurred transaction costs of $4.9 million associated with this acquisition are included within selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2024.

Supplemental Pro Forma Information (unaudited)

The following table presents unaudited pro forma financial information for the fiscal years ended December 31, 2024 and December 31, 2023, as if the acquisition of Eqlipse has occurred on January 1, 2023 (in thousands):

	December 31, 2024	December 31, 2023
Contract Revenue	$839,278	$842,233
Net Loss	$(69,132)	$(126,900)

The unaudited pro forma financial information has been calculated after applying our accounting policies and adjusting the historical results with pro forma adjustments that assume the acquisition occurred on January 1, 2023. These pro forma results do not represent financial results realized, nor are they intended to be a projection of future results.

The transaction accounting adjustments and other adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Such adjustments are estimates and actual experience may differ from expectations. The pro forma Net Loss for the periods ended December 31, 2024 and December 31, 2023 includes adjustments to historical amounts such as adjustments to interest expense to account for additional interest expense related to debt committed for financing the acquisition, net of interest expense related to the pay down of a portion of the outstanding principal on the line of credit, the reclassification of acquisition costs and employee compensation costs associated with the purchase of Eqlipse from the period ended December 31, 2024 to the period ended December 31, 2023, additional amortization expense related to the intangible assets acquired, and inventory purchase accounting adjustments charged to cost of sales as the inventory is sold.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

VideoRay Acquisition

In November 2024, BlueHalo completed the VideoRay Acquisition. Under the terms of the Equity Interest Purchase Agreement (the “VideoRay Equity Interest Purchase Agreement”) dated November 2, 2024, the Company acquired 100% of the stock of VideoRay, LLC and VideoRay Europe B.V. (collectively, “VideoRay”). VideoRay is a global leader in underwater remotely operated vehicle (ROV) technology, providing cutting-edge solutions for defense, commercial, and rescue operations. VideoRay’s advanced underwater robotic solutions will enable BlueHalo to deliver greater scale and enhanced capabilities to customers, accelerating the development and deployment of next-generation underwater defense technologies.

BlueHalo accounted for the transaction as a business combination in accordance with ASC 805, in which BlueHalo was the accounting acquirer as the Company transferred cash. Pursuant to the VideoRay Equity Interest Purchase Agreement, the Company acquired 100% of the issued and outstanding membership interests of VideoRay, obtaining a controlling financial interest. The Company’s total consideration transferred to acquire VideoRay was $215.1 million, as summarized below (in thousands):

Fair Value
Cash and cash equivalents	$2,046
Billed receivables	9,942
Inventory	18,079
Prepaid and other current assets	1,764
Property and equipment	2,179
Intangible assets	72,800
Operating lease right-of-use assets	1,923
Total assets acquired	$108,733
Accounts payable	3,780
Accrued payroll and related liabilities	2,131
Other current liabilities	1,868
Current operating lease liabilities	399
Noncurrent operating lease liabilities	1,524
Total liabilities assumed	9,702
Net assets acquired	$99,031
Total consideration transferred	$215,138
Goodwill	$116,107

The identifiable intangible assets include customer relationships of $55.7 million with a remaining useful life of 20 years, developed technology of $10.8 million with a remaining useful life of 10 years, and trademark of $6.3 million with a remaining useful life of 15 years. The fair value of the intangibles assets was determined using a discounted cash flow analysis, which were based on the Company’s preliminary estimates of future sales, earnings and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

The amounts above reflect management’s preliminary estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed based on a valuation performed using currently available information. Any necessary adjustments will be finalized within one year from the date of acquisition.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

The goodwill represents the value attributable to new and unidentifiable contracts and customers, as well as expanded market opportunities. Goodwill related to this combination is not deductible for tax purposes.

As of the acquisition date, VideoRay had seven real estate leases, classified as operating leases and similar in nature to the Company’s existing lease portfolio.

The results of operations of VideoRay have been included in the accompanying consolidated financial statements since the effective date of the acquisition. VideoRay contributed $5.8 million of revenue and $0.7 million of net income for the year ended December 31, 2024.

BlueHalo incurred transaction costs of $3.3 million associated with this acquisition are included within selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2024.

Supplemental Pro Forma Information (unaudited)

The following table presents unaudited pro forma financial information for the fiscal years ended December 31, 2024 and December 31, 2023, as if the acquisition of VideoRay has occurred on January 1, 2023 (in thousands):

	December 31, 2024	December 31, 2023
Contract Revenue	$836,579	$598,928
Net Loss	$(103,004)	$(71,251)

The unaudited pro forma financial information has been calculated after adjusting the historical results with pro forma adjustments that assume the acquisition occurred on January 1, 2023. These pro forma results do not represent financial results realized, nor are they intended to be a projection of future results.

The transaction accounting adjustments and other adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Such adjustments are estimates and actual experience may differ from expectations. The pro forma loss for the periods ended December 31, 2024 and December 31, 2023 includes adjustments to historical amounts such as adjustments to interest expense to account for additional interest expense related to debt committed for financing the acquisition, net of interest expense related to the pay down of a portion of the outstanding principal on the line of credit, the reclassification of acquisition costs and employee compensation costs associated with the purchase of VideoRay from the period ended December 31, 2024 to the period ended December 31, 2023, additional amortization expense related to the intangible assets acquired, and inventory purchase accounting adjustments charged to cost of sales as the inventory is sold.

Verus Technology Group, Inc. Acquisition

Under the terms of the Stock Purchase Agreement (“the Verus Stock Purchase Agreement”) dated March 31, 2023, BlueHalo acquired 100% of the stock of Verus Technology Group, Inc. (“Verus”). Verus designs, develops and integrates counter- Uncrewed Aerial Systems products. The Company’s primary reason for the acquisition was to gain strategic market position by increasing the Company’s suite of products. The purchase was accounted for under the acquisition method. The effective date of the acquisition was April 1, 2023.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Pursuant to the Verus Stock Purchase Agreement, the Company acquired 100% of Verus’ net assets for the aggregate purchase price of $63.6 million, which is exclusive of cash acquired of $1.6 million. The aggregate purchase consideration is comprised of cash, $12.5 million of rollover equity in BlueHalo Holdings Parent, LLC (“BlueHalo Parent”), and $0.6 million of net working capital adjustment.

The results of operations of Verus have been included in the accompanying Consolidated Financial Statements since the effective date of the acquisition. For the period from the acquisition effective date to December 31, 2023, Verus contributed $21.6 million to the Company’s consolidated revenue. Due to the integration of operations post-acquisition, presenting the effect of net income attributable to Verus is impracticable. The Company’s transaction costs of $1.5 million associated with this acquisition are included within selling, general, and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2023.

The purchase price was allocated to assets acquired and liabilities assumed based on an evaluation of their respective fair values at the acquisition date. The following table summarizes the acquisition date fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Fair Value
Cash and cash equivalents	$1,593
Billed receivables	157
Inventory	2,455
Prepaid and other current assets	20
Property and equipment	58
Intangible assets	26,500
Other noncurrent assets	120
Total assets acquired	$30,903
Other current liabilities	$469
Net assets acquired	$30,434
Total consideration transferred	$63,635
Goodwill	$33,201

The identifiable intangible assets include customer relationships of $15.7 million with a remaining useful life of 5.0 years and developed technology of $10.8 million with a remaining useful life of 5.0 years. The fair value of the intangibles assets was determined using a discounted cash flow analysis, which were based on the Company’s preliminary estimates of future sales, earnings and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

The goodwill represents the acquired assembled workforce, which did not qualify for recognition as a separate intangible asset, going concern, the fair value of expected synergies and premiums paid by the Company. Goodwill related to this combination is not deductible for tax purposes.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Ipsolon Research, Inc. Acquisition

Under the terms of the Stock Purchase Agreement (the “Ipsolon Stock Purchase Agreement”) dated October 31, 2023, BlueHalo acquired 100% of the stock of Ipsolon Research, Inc. (“Ipsolon”). The Company’s primary reason for the acquisition was to improve operational efficiencies through strategic and technological initiatives allowing for expedited timeframes for rapid prototyping and product delivery while gaining strategic market position by ensuring quality across the supply chain. The purchase was accounted for under the acquisition method. The effective date of the acquisition was November 1, 2023.

Pursuant to the merger agreement, the Company acquired 100% of Ipsolon’s net assets for the aggregate purchase price of $5.2 million, which was exclusive of cash acquired of $0.1 million. The aggregate purchase consideration is comprised of cash and $0.5 million of rollover equity.

The results of operations of Ipsolon have been included in the accompanying Consolidated Financial Statements since the effective date of the acquisition. For the period from the acquisition date to December 31, 2023, Ipsolon contributed $0.1 million to the Company’s consolidated revenue. Due to the integration of operations post- acquisition, presenting the effect of net income attributable to Ipsolon is impracticable. The Company’s transaction costs of $0.3 million associated with this acquisition are included within selling, general, and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2023.

The purchase price was allocated to assets acquired and liabilities assumed based on an evaluation of their respective fair values at the acquisition date. The following table summarizes the acquisition date fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Fair Value
Cash and cash equivalents	$56
Billed receivables	257
Inventory	279
Prepaid and other current assets	8
Property and equipment	26
Intangible assets	1,406
Other noncurrent assets	83
Total assets acquired	$2,115
Other current liabilities	$99
Net assets acquired	$2,016
Total consideration transferred	$5,232
Goodwill	$3,216

The identifiable intangible assets include customer relationships of $0.5 million with a remaining useful life of 2.0 years and developed technology of $0.9 million with a remaining useful life of 6.0 years. The fair value of the intangibles assets was determined using a discounted cash flow analysis, which were based on the Company’s preliminary estimates of future sales, earnings and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

The goodwill is attributable to the expected synergies, expanded market opportunities and other benefits that the Company believes will result from integrating the capabilities and leveraging the acquired workforce and market position of Ipsolon’s existing customers. Goodwill related to this combination is not deductible for tax purposes.

3.	Inventory

Inventory consists of the following (in thousands):

	As of December 31,
	2024	2023
Raw materials	$20,262	$268
Work-in-process	13,984	4,663
Finished goods	46,907	31,818
Inventory, gross	81,153	36,749
Reserve for inventory excess and obsolescence	(1,920)	—
Inventory, net	$79,233	$36,749

The Company had a $1.9 million reserve for excess and obsolete inventory for the year ended December 31, 2024. The entire reserve amount relates to inventory acquired as part of the Eqlipse acquisition. Inventories are stated at the lower of cost or net realizable value with cost being determined using the first-in, first-out method. For the year ended December 31, 2023, the Company did not record a reserve for inventory excess and obsolescence.

4.	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2024	2023
Office and laboratory equipment	$31,518	$10,278
Computer hardware and software	20,847	8,874
Capitalized software	57,024	29,464
Construction in progress	19,966	37,848
Furniture and fixtures	6,841	3,155
Leasehold improvements	20,971	2,416
Automobiles	1,390	998
Property and equipment, gross	158,557	93,033
Less: Accumulated depreciation and amortization	(47,221)	(22,879)
Property and equipment, net	$111,336	$70,154

Depreciation and amortization expense related to property and equipment totaled $21.6 million and $10.2 million for the years ended December 31, 2024 and 2023, respectively.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

5.	Goodwill

Goodwill represents the residual difference between the consideration paid for a business and the fair value of the net assets acquired. The Company’s goodwill is the result of its acquisitions.

The following table presents the changes in the Company’s goodwill balance (in thousands):

Balance at December 31, 2022	$364,284
Addition: Verus goodwill	33,201
Addition: Ipsolon goodwill	3,216
Balance at December 31, 2023	400,701
Reduction: Ipsolon goodwill	(6)
Addition: Eqlipse goodwill	355,461
Addition: VideoRay goodwill	116,107
Balance at December 31, 2024	$872,263

The change in goodwill during fiscal year 2024 related to measurement period adjustments from the Ipsolon acquisition.

6.	Intangible Assets

Intangible assets primarily consist of customer relationships, developed technology, and backlog.

Intangible assets, net consisted of the following (in thousands, except weighted average remaining useful life):

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

	As of December 31, 2024
				Weighted
				average
				remaining
	Gross	Accumulated	Net carrying	useful life
	carrying value	amortization	value	(in years)
Customer relationships	$506,342	$90,319	$416,023	16.2
Developed technology	145,037	38,807	106,230	8.7
Backlog	19,780	19,780	—	1.4
Trademarks	8,200	1,637	6,563	11.8
	$679,359	$150,543	$528,816

	As of December 31, 2023
				Weighted
				average
				remaining
	Gross	Accumulated	Net carrying	useful life
	carrying value	amortization	value	(in years)
Customer relationships	$183,342	$60,187	$123,155	9.2
Developed technology	60,138	22,556	37,582	5.9
Backlog	19,780	19,780	—	1.4
	$263,260	$102,523	$160,737

Amortization expense related to these intangible assets totaled $48.8 million and $34.0 million for the years ended December 31, 2024 and 2023, respectively.

The estimated scheduled amortization expense for intangible assets in future years is as follows (in thousands):

Years Ending December 31,	Amount
2025	$53,853
2026	52,503
2027	49,580
2028	41,255
2029	39,093
Thereafter	292,532
Total	$528,816

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

7.	Prepaid and Other Current Assets

Prepaid and other current assets consisted of the following (in thousands):

	As of December 31,
	2024	2023
Prepaid expenses	$17,262	$6,708
Prepaid insurance	1,766	916
Other	4,915	2,384
Total	$23,943	$10,008

8.	Notes Payable

Aegis Global Holdings, LLC, which was renamed BlueHalo Global Holdings, LLC in 2020, initially entered into a credit agreement (the “Credit Agreement”) on October 31, 2019. The Credit Agreement provided a $10.0 million revolving loan facility (the “Revolving Loan Facility) and $30.0 million in term loans (the “Term Loan”). Over time, the Credit Agreement has been amended and restated multiple times, resulting in significant increases in Revolving Loan Facility, Term Loan, and the swing-line loans. By December 31, 2023, Revolving Loan Facility had increased to approximately $51.0 million, Term Loan had increased to approximately $479.4 million, and up to $4.0 million in swing-line loans were available.

On March 1, 2024, as part of the Eqlipse Acquisition, the Company entered into an amendment (the “Eighth Amendment”) to its Credit Agreement. Among other things the Eighth Amendment (i) provided an additional $42.5 million of Term Loan, (ii) changed the reference rate from LIBOR to SOFR benchmark provisions, (iii) replaced the LIBOR margin with a SOFR margin on existing borrowings under the Revolving Loan Facility and Term Loan ranging from 4.75% to 6.00%, (iv) reduced the base rate margin on existing borrowings under the Revolving Loan Facility and Term Loan from a range of 4.50% to 5.00% to a range of 3.75% to 5.00% and (v.) increased the available Letters of Credit under the Revolving Loan Facility from $4.0 million to $10.0 million. The Company accounted for the transactions associated with the Eighth Amendment as a debt modification, and as a result the Company recognized $0.1 million in third party fees in selling, general, and administrative expenses and deferred $0.7 million in debt issuance costs in connection with the transaction.

On November 22, 2024, in connection with the acquisition of VideoRay, the Company entered into an amendment (the “Ninth Amendment”) to its Credit Agreement. Among other things the Ninth Amendment (i) provided an additional $220.0 million of Term Loan, (ii) increased the available Letters of Credit under the Revolving Loan Facility to $150.0 million, and (iii) updated adjusted term SOFR on existing borrowings under the Revolving Loan Facility and Term Loan ranging from 4.75% to 6.00% with three 0.25% reductions of the rate at specified pricing levels and a 0.25% automatic reduction upon consummation of an Initial Public Offering, Special Purpose Acquisition Company transaction, or event resulting in the Company becoming a public company or subsidiary of a public company. The Company accounted for the transactions associated with the Ninth Amendment as a debt modification, and as a result the Company deferred $2.7 million in debt issuance costs in connection with the transaction.

Each of the amendments discussed above that occurred in the fiscal years ended December 31, 2023, and December 31, 2024, were accounted for as debt modifications. Accordingly, the fees paid to the lenders in each of the amendments were reflected as a reduction to the carrying amount of the term loans and are amortized to interest expense over the remaining loan term.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

BlueHalo Financing Holdings,LLC, BlueHalo Global Holdings, LLC and BlueHalo, LLC and its subsidiaries are considered guarantors (the “Guarantors”) per the Credit Agreement. The Credit Agreement has customary affirmative and negative covenants, including restrictions on the Company’s ability to incur additional indebtedness, incur liens, make investments, or make restricted payments. The Term Loan and Revolving Loan Facility are subject to a financial maintenance covenant that requires the Company to maintain a maximum consolidated total leverage ratio, tested quarterly. The Company was compliant with all covenants in the Credit Agreement as of December 31, 2024 and December 31, 2023.

Revolving Loan Facility

The Revolving Loan Facility matures on October 31, 2025. Prior to the Eighth and Ninth Amendments, the maximum available under the Revolving Loan Facility is $51.0 million, with up to $4.0 million available for letters of credit and a swingline sublimit of $4.0 million. Following the Eighth Amendment, the maximum available under the Revolving Loan Facility is $51.0 million, with up to $10.0 million available for letters of credit and a swingline sublimit of $4.0 million. As of December 31, 2024, there were $45.0 million of advances on the Revolving Loan Facility, $2.5 million of letters of credit outstanding, and $3.5 million was available to borrow. As of December 31, 2023, there were $29.8 million of advances on the Revolving Loan Facility, $2.5 million of letters of credit outstanding, and $48.5 million was available to borrow.

Prior to the Eighth and Ninth Amendments, draws on the Revolving Loan Facility bear interest at a variable rate equal to a base rate margin ranging from 4.50% to 5.50% plus a LIBOR margin ranging from 5.50% to 6.50%. Following the Eighth and Ninth Amendments, draws on the Revolving Loan Facility bears interest at a variable rate equal to a base rate margin ranging from 3.75% to 5.00% plus a SOFR margin ranging from 4.75% to 6.00%. The weighted average effective interest rate on borrowings outstanding under the Revolving Loan Facility at December 31, 2024 is 4.73%. A 0.5% commitment fee is payable quarterly on the unused portion of the Revolving Credit Facility.

Term Loan

Indebtedness under the Term Loan consisted of the following (in thousands):

	As of December 31,
	2024	2023
Term loan	$736,081	$479,364
Advance on revolving credit facility	45,000	29,840
Total face value of notes payable	781,081	509,204
Less: current portion	(774,384)	(34,739)
Less: unamortized debt issuance costs	(6,697)	(8,743)
Noncurrent portion of notes payable	$—	$465,722

The Term Loan matures on October 31, 2025. After the Ninth Amendment, total principal payments of $1.9 million are due quarterly beginning on March 31, 2024 through October 31, 2025, with the remainder of principal due at maturity. The Term Loan is secured by a first priority lien on substantially all assets of the Guarantors. Borrowings under the Term Loan are subordinated to the super-priority Revolving Credit Facility in right of payment.

Prior to the Eighth and Ninth Amendments, the Term Loan bears interest at a variable rate equal to a base rate margin ranging from 4.50% to 5.50% plus a LIBOR margin ranging from 5.50% to 6.50%. After the Eighth and Ninth Amendments, the Term Loan bears interest at a variable rate equal to a base rate margin ranging from 4.75% to 6.00%.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Beginning in 2020 and applicable to all subsequent periods, the Company is required to prepay the Term Loan with a percentage of the Company’s annual consolidated excess cash flow if the first lien net leverage ratio is greater than or equal to 3.00 to 1.00. The Company is able to prepay amounts outstanding under the Term Loan without a prepayment penalty.

All principal outstanding on the revolving credit facility will be due to be paid on the maturity date of the revolving credit facility, October 31, 2025.

Because the Term Loan matures within one year of the issuance date of these Consolidated Financial Statements, there is substantial doubt about the Company’s ability to continue as a going concern. The Company will continue to work with its current lenders to refinance the existing debt. See also the Going Concern subsection of Note 1. Organization and Summary of Significant Accounting Policies.

9.	Related Party Transactions

On April 3, 2020, BlueHalo Holdings entered into a promissory note with BlueHalo Parent (the ultimate member of Holdings) totaling $3.3 million. The note bears interest at a rate of 1.0% per annum, paid-in-kind, and compounded annually on each anniversary date of the note. All principal and paid-in-kind interest are payable at maturity on April 3, 2026. The Company accrued interest on the promissory note totaling $0.2 million and $0.1 million as of December 31, 2024 and 2023, respectively.

On November 22, 2021, as part of the acquisition of Asymmetrik, BlueHalo entered into a promissory note to pay the seller of Asymmetrik $6.5 million, together with capitalized interest, upon maturity. The note bears interest at a rate of 5.0% per annum, paid-in-kind. The promissory note matures and is payable upon a change in control event, as defined in the amended and restated limited liability company agreement of BlueHalo Parent. The accrued interest on the promissory note was $1.1 million and $0.7 million as of December 31, 2024 and 2023, respectively.

The Company also leases office space in two buildings that are owned by members of BlueHalo Parent. The first is an approximately 50,000 square foot facility on Jan Davis Drive in Huntsville, AL. The second is a 7,400 square foot facility on Channing Drive in Fairborn, OH. For these two facilities, the Company paid $1.2 million and $1.2 million of rent expense during the years ended December 31, 2024 and 2023, respectively.

10.	Revenue

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized. As of December 31, 2024, the Company’s remaining performance obligations were $457.9 million. The Company currently expects to recognize approximately $305.8 million of the remaining performance obligations as revenue in the next 12 months and the remaining to be recognized thereafter.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by contract and customer type, as the Company believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Disaggregated revenues by contract type were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cost Plus	$506,863	$297,748
Fixed Price	147,147	169,349
Time and Materials	140,754	90,425
Total revenue	$794,764	$557,522

Disaggregated revenues by customer type were as follows (in thousands):

	Year Ended December 31,
	2024	2023
U.S. Government	$736,913	$544,494
Non-U.S. Government	57,851	13,028
Total revenue	$794,764	$557,522

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and contract liabilities on the Consolidated Balance Sheets. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets recorded on the Consolidated Balance Sheets. However, the Company sometimes receives advance payments or deposits prior to the commencement of work, as well as milestone payments that are paid in accordance with the terms of the contract as work is performed, which results in contract liabilities recorded on the Consolidated Balance Sheets. These assets and liabilities are reported on the Consolidated Balance Sheets on a contract-by-contract basis at the end of each reporting period.

Contract balances consist of the following (in thousands):

	As of December 31,
	2024	2023
Billed receivables net of credit losses	$116,748	$70,279
Contract assets	100,736	71,220
Contract receivables	$217,484	$141,499
Contract liabilities	$44,121	$26,889

The increase in contract receivables from December 31, 2024 is primarily a result of significant project milestones being reached, delays in the billing cycles, services for which revenue was recognized in the prior year yet billed in the current year, and the Eqlipse acquisition. The increase in contract liabilities from year end is primarily due to new advance payment projects, changes in billing practices, the recognition of revenue on contracts for which the Company was paid in prior periods, and the Eqlipse acquisition. The Company anticipates that substantially all of such amounts will be earned as revenue within one year when the performance obligations are satisfied.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

11.	Profit Sharing Plan

BlueHalo and its subsidiaries maintain various defined contribution savings plans (the Plans) under Section 401(k) of the Internal Revenue Code for substantially all eligible employees, as defined by the Plans. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company does not allow investment in its common stock through the Plans.

During the years ended December 31, 2024 and 2023, the Company made contributions, net of forfeitures, to the Plans of $16.3 million and $13.0 million, respectively.

12.	Preferred Units

The Company was formed as Eqlipse Technologies Financing Holdings, LLC by filing a Certificate of Formation on September 12, 2022. On March 1, 2024, the Company changed its name from Eqlipse Technologies Financing Holdings, LLC to BlueHalo Financing TopCo, LLC, pursuant to the transactions contemplated under the plan of merger between Eqlipse Parent and BlueHalo Parent. Pursuant to the merger, BlueHalo Parent became the sole member of the Company. The Preferred Unites remained outstanding subsequent to the Eqlipse Transactions.

The Preferred Units have been classified as temporary equity on the Condensed Consolidated Balance Sheets since the Preferred Units are redeemable at the option of the holder. As the sole member, BlueHalo Parent controls the board of the Company which can effectuate a distribution and thereby redeem the Preferred Units. Accordingly, as of December 31, 2024, 80,000 Preferred Units are presented as temporary equity, outside of the member’s equity section of the Company’s Condensed Consolidated Balance Sheets.

The Preferred Units include a yield at 8.1% per annum (calculated based on 360 days consisting of twelve 30-day months). The yield is cumulative and compounded quarterly at the end of each fiscal quarter.

The Preferred Units rank higher in priority than the Common Units. If the Company declares a distribution, cash shall be distributed with priority to the Preferred Units until the aggregate unpaid preferred unit yield and the aggregate unreturned preferred unit capital with respect to each of BlueHalo Parent’s Preferred Units has been reduced to zero.

Upon the occurrence of a Dissolution event, the Preferred Unit holders shall be entitled to receive the remaining funds and other property of the Company in priority to the Common Units.

13.	Member’s Equity

Common Units

The rights of the Company's common units holders to receive dividends, if declared, and the right to receive a distribution of assets upon liquidation are subject to and qualified by the rights, powers, and preferences of the holders of the Company's Preferred Units. Refer to Note 12. Preferred Units for additional information.

Prior to March 1, 2024, BlueHalo Equity Holdings, LLC (“BlueHalo Equity Holdings”), the sole member of BlueHalo Holdings, owned 100% of the 100 issued and outstanding membership units.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Effective March 1, 2024, pursuant to the Eqlipse Transactions (refer to Note 2. Acquisitions), (i) BlueHalo Parent became the owner of 648,117 common units of Eqlipse Technologies, and (ii) BlueHalo Parent contributed BlueHalo Equity Holdings) and the 100 units it held in BlueHalo Holdings to BlueHalo TopCo in exchange for 1,092,493 common units as part of the common control transaction.

As of December 31, 2024, all 1,740,610 common units issued and outstanding are held by BlueHalo Parent.

Member’s Contributions

During the fiscal year ended December 31, 2024, the Company did not receive any material cash contributions.

14.	Unit-Based Compensation

2019 Management Incentive Plan

Aegis Holdings Parent, LLC (renamed BlueHalo Holdings Parent, LLC) 2019 Management Incentive Plan (“the Incentive Plan”) was established to promote the interests of the Company whereby, the Company may issue membership units (“Incentive Units”) as equity compensation to employees, consultants or other service providers to the Company or any subsidiary (collectively, Service Providers) for services provided to, or for the benefit of, the Company or any of its subsidiaries.

The Board of Managers is authorized to negotiate and enter into award agreements with each Service Provider to whom it grants Incentive Units. Each Award Agreement shall include such terms, conditions, rights and obligations as may be determined by the Board of Managers (including without limitation vesting criteria), in its sole discretion, consistent with the terms of the Plan.

During the year ended December 31, 2024, approximately 138,500 Incentive Units were granted related to the Company under the Incentive Plan. In connection with the issuance of any Incentive Units, the Board will determine and set a threshold dollar amount with respect to the units. In the event of distribution by the Company, the proceeds distributed to the holder would be reduced by the threshold amount.

The Incentive Units are subject to time, performance and return-based vesting requirements, with all agreements having the following vesting requirements: “one-third (⅓) of the Incentive Units are designated as time-vested, one-third (⅓) of the Incentive Units are designated performance-vested and one-third (⅓) of the Incentive Units are designated return-vested.”

Incentive Units vest based on time or performance-based milestones. Vesting of all Incentive Units is generally subject to continuing service over the vesting periods. For awards that are time-vested based on continued service, unit-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The vesting period is five years. For awards that are performance vested, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved. Return vested units are only to vest upon a change of control event. The Company has not recognized any compensation expense for return-vested units as of December 31, 2024 as the vesting conditions are not probable to be met.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

The following table presents the Unvested Incentive Units activity:

	Number of Nonvested Incentive Units	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2022	266,511	$27.74
Incentive Units granted	93,500	68.19
Incentive Units vested	(57,611)	34.32
Incentive Units forfeited	(5,651)	26.44
Outstanding at December 31, 2023	296,749	39.23
Incentive Units granted	138,500	54.10
Incentive Units vested	(79,087)	39.99
Incentive Units forfeited	(7,626)	55.30
Outstanding at December 31, 2024	348,536	44.61

The estimated grant-date fair value of the Company’s Incentive Units issued in 2024 was calculated using the Black-Scholes pricing model, based on the following assumptions:

Year Ended December 31,
2024
Expected term (in years)	1.3
Expected volatility	40.0%
Risk-free interest rate	4.8%

In accordance with ASC 718, Compensation-Stock Compensation, the Company recorded compensation expense associated with the Incentive Units during the years ended December 31, 2024 and 2023, in an amount of $3.5 million and $2.3 million, respectively. The compensation expense has been included within selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations and as a unit-based compensation within the accompanying Consolidated Statements of Changes in Redeemable Preferred Units and Member's Equity. As of December 31, 2024, there was $12.4 million of unrecognized compensation expense related to nonvested units, of which $4.3 million is related to time-vesting units.

The Company reports fully vested awards of $7.4 million at December 31, 2024.

Restricted Common Unit Activity

During 2024, in connection with the acquisition of Eqlipse, the company replaced the unvested outstanding Incentive Units held by Eqlipse employees immediately prior to the acquisition with Blue Halo Restricted Common Units (“RCUs”) covering 28,210 common units having a total acquisition date fair value of $6.6 million. The replacement RCUs have substantially the same terms and conditions as were applicable for the time-vesting units under the original Incentive Unit awards. Of the acquisition date fair value, $1.2 million was attributed to pre-acquisition service and treated as a component of purchase consideration transferred. The remaining $5.4 million is considered future compensation cost and will be recognized as stock based compensation cost over the remaining service period of the replacement RCUs. At December 31, 2024, the replacement RCUs had a remaining weighted-average term of 3.37 years.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

RCU activity for the period is as follows:

Number of
Nonvested
Units
Outstanding at December 31, 2023	—
Restricted Common Units granted	28,210
Restricted Common Units vested	(14,448)
Restricted Common Units forfeited	(1,873)
Outstanding at December 31, 2024	11,889

During the year ended December 31, 2024, the Company recorded a compensation expense of $2.3 million associated with the RCUs, following the acquisition of Eqlipse

15.	Income Taxes

The current and deferred components of the income tax expense (benefit) consists of the following (in thousands):

	Year Ended December 31,
	2024	2023
Current
Federal	$(374)	$411
State	288	927
Total Current Expense	(86)	1,338
Deferred
Federal	(28,748)	326
State	(3,518)	131
Total Deferred Expense	(32,266)	457
Total Tax Expense	$(32,352)	$1,795

The Company’s effective tax rate differs from the U.S. federal tax rate of 21.0% primarily due to state taxes, research & development tax credits, and valuation allowances against deferred tax assets.

The difference between the Company’s reported total provision for income taxes and the U.S. federal statutory rate of 21.0% is as follows:

	Year Ended December 31,
	2024	2023
Income tax expense at statutory rate	21.0%	21.0%
State taxes (net of federal benefit)	4.2%	2.0%
Permanent differences	—%	—%
Stock compensation expense	(1.1)%	—%
Research & development tax credits	2.6%	1.7%
Change in valuation allowance	5.6%	(24.5)%
Transaction costs	—%	—%
Other, net	(2.8)%	(3.2)%
Total income tax expense (benefit)	29.5%	(3.0)%

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2024	2023
Deferred tax assets:
Transaction costs	$3,139	$1,503
Deferred revenue	19	—
163J limitation	37,154	21,238
Accrued compensation	6,917	4,083
Prepaids	732	511
Other accruals & reserves	100	77
IRC section 174 capitalization	17,343	7,426
Lease liability	22,924	14,014
Net operating losses & credit carryforwards	14,722	8,829
State net operating losses & modifications	2,423	1,247
Other	1,623	—
Gross deferred tax assets	107,096	58,928
Less: valuation allowance	(16,375)	(22,620)
Net deferred tax assets	90,721	36,308
Deferred tax liabilities:
Property and equipment	6,239	2,636
ROU assets	21,105	13,145
Goodwill and intangible assets	88,054	20,772
Other	—	31
Total net deferred tax liabilities	115,398	36,584
Deferred tax (liabilities) assets	$(24,677)	$(276)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. The Company has analyzed the deferred tax assets and have determined, based on the weight of available evidence, that it is more likely than not that a significant portion will not be realized. Accordingly, valuation allowances have been recognized of 16.4 million and $22.6 million, as of December 31, 2024 and 2023, respectively, related to certain deductible temporary differences and net operating loss carryforwards. The increase in valuation is primarily a result of current year increases to excess business interest expense carryforwards in the U.S. that are not supported by the reversal of taxable temporary differences.

As of December 31, 2024, the Company had $48.0 million of U.S. federal and $63.9 million of state net operating loss carryforwards available as a result of several acquisitions. Section 382 of the Internal Revenue Code (IRC) limits utilization of NOL carryforwards when an ownership change occurs as defined by that Section. The Company is in the process of performing a Section 382 analysis with respect to all acquired entities, but all NOLs were generated in post-tax reform periods subject to the parameters of the Tax Cuts and Jobs Act (TCJA) and therefore such NOL's have an indefinite life and no amount will expire unused.

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

As of and for the year ended December 31, 2024, the Company had not established a liability for uncertain tax positions as no such positions existed. In general, the Company’s tax returns are subject to U.S. federal, state and local tax examinations by tax authorities. Generally, the Company is not subject to examination by taxing authorities for tax years prior to 2019. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly change within 12 months of the reporting date.

16.	Leases

The Company’s total lease cost recorded in selling, general, and administrative expenses for the years ended December 31, 2024 and 2023 were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Operating lease cost	$17,589	$11,614
Short-term lease cost	1,061	1,137
Total lease cost	$18,650	$12,751

The following is a schedule by year of the future minimum lease payments required under these leases that have initial or remaining terms in excess of one year as of December 31, 2024 (in thousands):

Amount
2025	$17,492
2026	15,144
2027	15,223
2028	13,956
2029	12,452
Thereafter	45,179
Total lease payments	119,446
Less: Imputed interest	(30,321)
Present value of minimum lease payments	89,125
Less: Current portion of operating lease liabilities	(11,450)
Noncurrent portion of operating lease liabilities	$77,675

BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC)

Notes to the Consolidated Financial Statements

Supplemental lease information for the years ended December 31 was as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cash paid for leases	$16,495	$10,968
Operating right-of-use asset obtained in exchange for operating lease entered into during the year	$19,723	$1,493
Operating lease term and discount rate
Weighted-average remaining lease term in years	7.55	7.15
Weighted-average discount rate	7.8%	5.0%

17.	Commitments and Contingencies

Commitments

The Company’s operations are conducted in leased facilities. Refer to Note 16. Leases for additional information on the Company’s related commitments.

Risks and Uncertainties

The Company faces various risks related to U.S. Government funding decisions. Delays in funding decisions or re-appropriation of funds for programs could have an impact on the Company’s revenues. Management continues to monitor government budgetary and funding activities, to assess possible implications to operations and revenues, and to take actions in an effort to mitigate adverse consequences in the case of any delays or re- appropriation of funds. The Company also continues to actively pursue new opportunities that may result from such changes.

18.	Subsequent Events

The Company has evaluated its December 31, 2024 Consolidated Financial Statements for subsequent events through March 31, 2025, the date the Consolidated Financial Statements were available to be issued. Other than as disclosed below, the Company is not aware of any subsequent events which would require recognition or disclosure in the Consolidated Financial Statements.

Term Loan Amendment

On January 8, 2025, the Company entered into an amendment (the “Tenth Amendment”) to its Credit Agreement. The Tenth Amendment provided an additional $40.0 million of Term Loan, The Company is currently assessing the Tenth Amendment under the relevant guidance in Subtopic 470-50, Modifications and Extinguishments, to determine if the Tenth Amendment should be accounted for as an extinguishment or debt modification.